Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT made and entered into as of the 20th day of May, 2014, by and between FIRST NATIONAL CORPORATION, a Virginia corporation, hereinafter called the "Corporation", and SCOTT C. HARVARD hereinafter called "Employee" (collectively “the Parties”), and provides as follows:

RECITALS

WHEREAS, the Corporation is a bank holding company engaged in the operation of a bank; and

WHEREAS, Employee possesses managerial experience, knowledge, skills and expertise in such type of business; and

WHEREAS, the employment of Employee by the Corporation is in the best interests of the Corporation and Employee; and

WHEREAS, the Corporation desires to protect its confidential information and guard against unfair competition; and

WHEREAS, the Parties have mutually agreed upon the terms and conditions of Employee's continued employment by the Corporation as hereinafter set forth;

TERMS OF AGREEMENT

NOW, THEREFORE, for and in consideration of the promises and undertakings of the Parties as hereinafter set forth, the parties covenant and agree as follows:

Section 1.  Employment. (a) Employee shall be employed as the President and Chief Executive Officer of the Corporation and of its wholly owned subsidiary, First Bank.  He shall perform such services for the Corporation and/or one or more Affiliates as may be assigned to Employee by the Corporation from time to time upon the terms and conditions hereinafter set forth.  Employee's services shall be rendered in a senior management or executive capacity and shall be of the type for which he is suited by background and training.  Employee shall be a director of the Corporation and First Bank.

(b)           References in this Agreement to services rendered for the Corporation and compensation and benefits payable or provided by the Corporation shall include services rendered for and compensation and benefits payable or provided by any Affiliate.  References in this Agreement to the “Corporation” also shall mean and refer to each Affiliate for which Employee performs services.  References in this Agreement to “Affiliate” shall mean any business entity that, directly or indirectly, through one or more intermediaries, is controlled by the Corporation.

Section 2.  Term.  The term of this Agreement shall begin on May 22, 2014 and unless sooner terminated pursuant to Section 10 of this Agreement, shall terminate on May 21, 2016; provided that on May 21, 2015 and each May 21 thereafter the term of this Agreement shall be extended for one year.  At any time either party may notify the other that this Agreement shall no longer be extended and that this Agreement will terminate at the end of its term.

Section 3.  Exclusive Service.  Employee shall devote his best efforts and substantially his full business time to rendering services on behalf of the Corporation in furtherance of its best interests. Employee shall comply with all policies, standards and regulations of the Corporation now or hereafter promulgated, and shall perform his duties under this Agreement to the best of his abilities and in accordance with standards of conduct applicable to executive officers of banks.  Employee shall move his principal residence to the Corporation’s market area.  Employee shall be permitted to serve as a director and chairman of the board of directors of the Federal Home Loan Bank of Atlanta.

Section 4.  Salary.  (a)  As compensation while employed hereunder, Employee, during his faithful performance of this Agreement, in whatever capacity rendered, shall receive an annual base salary of $300,000.00 payable in accordance with established payroll practices of the Corporation.  The Board of Directors, in its discretion, may increase Employee’s base salary, but Employee’s base salary after being increased may not be decreased.

(b)           The Corporation shall withhold state and federal income taxes, social security taxes and such other payroll deductions as may from time to time be required by law or agreed upon in writing by Employee and the Corporation.  The Corporation shall also withhold and remit to the proper party any amounts agreed to in writing by the Corporation and Employee for participation in any corporate sponsored benefit plans for which an employee contribution is required.

(c)           Except as otherwise expressly set forth hereunder, no compensation shall be paid pursuant to this Agreement in respect of any month or portion thereof subsequent to any termination of Employee's employment by the Corporation.

Section 5.  Corporate Benefit Plans/Other Benefits.  (a) During the term of this Agreement, Employee shall be entitled to participate in any employee benefit plan of the Corporation presently in effect or hereafter adopted by the Corporation and generally available to any employees of senior executive status in accordance with plan terms, as amended from time to time.

       (b)           The Corporation shall provide Employee with an automobile of a make and model satisfactory to Employee and the Corporation for his business and personal use.

Section 6.  Bonuses.  Employee shall be entitled to participate in the First National Corporation Executive Incentive Plan.  Employee’s incentive award target under such plan shall be no less than twenty-five percent (25%).

Section 7.  Expense Account.  The Corporation shall reimburse Employee for reasonable and customary business expenses incurred in the conduct of the Corporation's business.  Such expenses will include business meals, out-of-town lodging and travel expenses. Employee agrees to timely submit records and receipts of reimbursable items and agrees that the Corporation can adopt reasonable rules and policies regarding such reimbursement.  The Corporation agrees to make prompt payment to Employee following receipt and verification of such reports.

Section 8.  Personal and Sick Leave.  Employee shall be entitled to the same personal and sick leave as the Board of Directors may from time to time designate for all full-time employees of the Corporation.

Section 9.  Paid Time Off.  Employee shall be entitled to thirty-five (35) days of paid time off in each calendar year, with such allowable amount of paid time off prorated (and rounded to the nearest whole day) for the period beginning May 16, 2014 and ending on December 31, 2014.

Section 10. Termination. (a)  Notwithstanding the termination of Employee's employment pursuant to any provision of this Agreement, the parties shall be required to carry out any provisions of this Agreement which contemplate performance by them subsequent to such termination.  In addition, no termination of this Agreement shall affect any liability or other obligation of either party which shall have accrued prior to such termination, including, but not limited to, any liability, loss or damage on account of breach. No termination of employment shall terminate the obligation of the Corporation to make payments of any vested benefits provided hereunder or the obligations of Employee under Sections 11, 12 or 13.  The existence of any claim or cause of action of the Employee against the Corporation, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by the Corporation of the restrictions, covenants and agreements contained in this Agreement.

(b)  Employee may resign his employment upon thirty (30) days written notice to the Corporation or at any time by mutual agreement in writing.  It shall not constitute a breach of this Agreement for the Corporation to suspend Employee’s duties and to place Executive on a paid leave during the notice period.

(c)           Except as otherwise provided in this Section 10(c), this Agreement shall terminate upon death of Employee.  In such event the Corporation shall pay to the estate of Employee the compensation including salary and accrued bonus, if any, which otherwise would be payable to Employee through the end of the month in which his death occurs.  In addition, Employee’s death is not intended to, and shall not, prevent amounts to which Employee would have been entitled under Sections 10(d)(2) or 10(i) had he lived from being paid under this Agreement to Employee’s estate or beneficiaries at the time or times such amounts would have been paid had Employee lived.

(d)(1)           The Corporation may terminate Employee’s employment other than for “Cause,” as defined in Section 10(e), at any time upon written notice to Employee, which termination shall be effective immediately.  Employee may resign thirty (30) days after notice to the Corporation for "Good Reason", as hereafter defined.

(2)           If the Corporation terminates the Employee's employment without Cause or the Employee resigns for Good Reason, then in either event:

(i)(A)           The Employee shall be paid for the remainder of the then current term of this Agreement, at such times as payment was theretofore made, the salary required under Section 4 (taking into account any salary increases) that the Employee would have been entitled to receive during the remainder of the then current term of this Agreement had such termination not occurred.

(B)           Notwithstanding the foregoing, if such termination or resignation occurs within one year after a Change of Control (as defined below), the time at which the amount described in Section 10(d)(2)(i)(A) is paid shall be determined not under that Section but under Section 10(i), below.

(C)           Further, payments due under Section 10(d)(2)(i)(A), Section 10(d)(2)(iii), or Section 10(d)(3) and made to a Key Employee shall commence or be paid on the first day of the month following the six-month anniversary of the Employee’s termination or resignation.  The initial payment made under the preceding sentence shall include amounts that would have been paid under Section 10(d)(2)(i)(A), Section 10(d)(2)(iii), or Section 10(d)(3) through the date of such initial payment had the Employee not been a Key Employee.  This Section 10(d)(2)(i)(C) shall apply to amounts payable to a Key Employee under Section 10(d)(2)(i)(A) even if the timing of the payments is determined under Section 10(i); and

(ii)           The Corporation shall maintain in full force and effect for the continued benefit of the Employee for the remainder of the then current term of this Agreement all employee welfare benefit plans and programs or arrangements in which the Employee was entitled to participate immediately prior to such termination, provided that continued participation is possible under the general terms and provisions of such plans and programs.  In the event that Employee's participation in any such plan or program is barred, the Corporation shall arrange to provide the Employee with benefits substantially similar to those which the Employee was entitled to receive under such plan or program.

Payments under this Section 10(d)(2)(ii) that do not constitute (i) welfare benefits exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations thereunder (the “409A Regulations”) or (ii) reimbursed medical expenses exempt under 409A Regulations Section 1.409A-1(b)(9)(v)(B) shall be limited in the aggregate to the applicable dollar amount under Code Section 402(g)(1)(B) for the year of the separation from service.  In addition, any benefits provided to a Key Employee under this Section 10(d)(2)(ii) that are considered deferred compensation subject to Code Section 409A shall not commence until the first day of the month following the six-month anniversary of the Employee’s termination or resignation.  All determinations required under this Section 10(d)(2)(ii) shall be made by independent counsel selected by the Corporation and reasonably acceptable to the Employee or Key Employee, in accordance with Code Section 409A, the 409A Regulations and other applicable guidance; and

(iii)           The Employee shall receive a payment in cash on the date his employment terminates equal to the amount of any cash bonus paid to him in respect of the fiscal year of the Corporation prior to the fiscal year in which his employment terminates, multiplied by a fraction, the numerator of which is the number of days that elapse before the date his employment terminates in the fiscal year of the Corporation in which his employment terminates and the denominator of which is three hundred sixty-five (365).

(3)           If, (1) pursuant to the second sentence of Section 2 of this Agreement, the Corporation notifies Employee that this Agreement shall no longer be extended, (2) the Employee’s employment by the Corporation does not terminate before the end of the term of this Agreement and (3) the Employee’s employment by the Corporation terminates after the term of this Agreement then, beginning on the first day of the month that follows the month in which his employment terminates and continuing for the succeeding eleven (11) months, the Corporation shall pay to the Employee an amount equal to one-twelfth (1/12) of his then current salary.

Notwithstanding the foregoing, at any time after payments begin under the preceding paragraph, the Corporation may, for any reason and without liability, terminate all payments under this Section 10(d)(3); provided, however, from and after the date that the Corporation terminates such payments pursuant to this Section 10(d)(3), the Employee shall no longer be bound by Section 12; and provided further, if the Employee breaches Section 11 or any provision of Section 12 while receiving payments under this Section 10(d)(3) (or during any delay in the receipt of payment required by Code Section 409A) and, pursuant to Section 10(d)(4), the Corporation then terminates payments on account of such breach, the Employee shall  remain bound by Section 12.

(4)           Notwithstanding anything in this Agreement to the contrary, if Employee breaches Section 11 or 12, Employee will not thereafter be entitled to receive any further compensation or benefits pursuant to this Section 10(d).

(5)           For purposes of this Agreement, "Good Reason" shall mean:

(i)           The assignment of duties to the Employee by the Corporation which result in the Employee having significantly less authority or responsibility than he has on the date hereof, without his express written consent;

(ii)           Requiring the Employee to maintain his principal office anywhere outside of the Virginia Counties of Frederick, Warren and Shenandoah, or cities located therein;

(iii)           The failure of the Corporation to provide the Employee with substantially the same fringe benefits that are provided to him at the inception of this Agreement;

(iv)           The Corporation’s failure to comply with any material term of this Agreement;

(v)           The failure of the Corporation to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 14 hereof; or

(vi)           The Corporation’s elimination, on or after a Change of Control,  of any benefit plan, program or arrangement (including without limitation a tax-qualified retirement plan) or any change, made on or after a Change of Control, to such plan, program or arrangement that reduces the value of the affected benefit to the Employee.

(6)           For purposes of this Agreement, “Key Employee” shall mean any Employee who, as of December 31 of any calendar year, satisfies the requirement of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with Treasury Regulations thereunder and disregarding Code Section 416(i)(5)).  An Employee who meets the criteria set forth in the preceding sentence will be considered a Key Employee for purposes of this Agreement for the 12-month period commencing on the next following April 1.

(e)           The Corporation shall have the right to terminate Employee’s employment under this Agreement at any time for Cause, which termination shall be effective immediately.  Termination for “Cause” shall include termination for Employee’s failure, neglect or refusal to perform his duties and responsibilities without the same being corrected after ten days prior written notice or termination because of his personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), conviction of a felony or of a misdemeanor involving moral turpitude, misappropriation of the Corporation’s assets (determined on a reasonable basis) or those of  its Affiliates, or the material breach of any other provision of this Agreement.  Termination for Cause also shall include termination of employment as a result of the Employee's failure to correct a material deficiency in the performance of his duties within 60 days after a written notice from the Board of Directors or such other reasonable period of time specified by the Board of Directors if such deficiency cannot be cured within 60 days.  Any notice given under this subsection shall state that it is a notice pursuant to Section 10(e) of this Agreement and shall set forth the Board's complaints in detail sufficient to allow Employee to understand and correct them.  In the event Employee’s employment under this Agreement is terminated for Cause, Employee shall be paid for all time worked, but thereafter have no right to receive compensation or other benefits under this Agreement.

(f)           The Corporation may terminate Employee's employment under this Agreement, after having established the Employee's disability by giving to Employee written notice of its intention to terminate his employment for disability and his employment with the Corporation shall terminate effective on the 90th day after receipt of such notice if within 90 days after such receipt Employee shall fail to return to the full-time performance of the essential functions of his position (and if Employee's disability has been established pursuant to the definition of "disability" set forth below).  For purposes of this Agreement, "disability" means either (i) disability which after the expiration of more than 13 consecutive weeks after its commencement is determined to be total and permanent by a physician selected and paid for by the Corporation or its insurers, and acceptable to Employee or his legal representative, which consent shall not be unreasonably withheld or (ii) disability as defined in the policy of disability insurance maintained by the Corporation or its Affiliates for the benefit of Employee, whichever shall be more favorable to Employee.  Notwithstanding any other provision of this Agreement, the Corporation shall comply with all requirements of the Americans with Disabilities Act, 42 U.S.C. § 12101 et. seq.

(g)  If Employee is suspended and/or temporarily prohibited from participating in the conduct of the Corporation's affairs by a notice served pursuant to the Federal Deposit Insurance Act, the Corporation's obligations under this Employment Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Corporation may in its discretion (i) pay Employee all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.  If any payment of withheld compensation is made under this Section 10(g) in the Corporation’s sole discretion, it shall be made by March 15 following the calendar year in which the charges in the applicable notice are dismissed.

(h)  If Employee is removed and/or permanently prohibited from participating in the conduct of the Corporation's affairs by an order issued under the Federal Deposit Insurance Act or the Code of Virginia, all obligations of the Corporation under this Employment Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

(i)(1)           If Employee’s employment is terminated without Cause or if he resigns for Good Reason within one year after a Change of Control shall have occurred,  or, if Employee’s employment is terminated without Cause in contemplation of a Change of Control, then on Employee's last day of employment with the Corporation, the Corporation shall pay to Employee as compensation for services rendered to the Corporation and its Affiliates a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld) equal to the excess, if any, of 299% of Employee’s “annualized includable compensation for the base period”, as defined in Code Section 280G, over the total amount payable to Employee under Section 10(d).  In addition, under such circumstances, if an election has been made pursuant to Section 10(i)(2), below, the amount to which Employee is entitled under Section 10(d)(2)(i) shall not be subject to the payment schedule called for under Section 10(d)(2)(i) but instead shall be paid in accordance with such election.

(2)           Employee’s employment shall be deemed to have been terminated in contemplation of a Change of Control if, at the time of such termination, the Corporation is having discussions that are intended to result in a Change of Control and a reason for terminating Employee’s employment is to avoid an obligation to make a payment to Employee under Section 10(i)(1).

(3)           Notwithstanding the foregoing, the timing of an amount payable to a Key Employee under the first sentence of Section 10(i)(1) (whether or not subject to an installment election) above shall be determined as follows: the lump sum payment shall be made or installments shall commence on the first day of the month following the six-month anniversary of the Key Employee’s termination or resignation date. The initial payment made under the preceding sentence shall include amounts that would have been paid under the first sentence of Section 10(i)(1) through the date of such initial payment had the Employee not been a Key Employee.

(4)           For purposes of this Agreement, a Change of Control occurs if, after the date of this Agreement, (i) any person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of Corporation securities having 50% or more of the combined voting power of the then outstanding Corporation securities that may be cast for the election of the Corporation's directors other than a result of an issuance of securities initiated by the Corporation, or open market purchases approved by the Board of Directors, as long as the majority of the Board of Directors approving the purchases is a majority at the time the purchases are made; or (ii) as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors, or any combination of these events, the persons who were directors of the Corporation before such events cease to constitute a majority of the Corporation's Board, or any successor's board, within two years of the last of such transactions.  For purposes of this Agreement, a Change of Control occurs on the date on which an event described in (i) or (ii) occurs.  If a Change of Control occurs on account of a series of transactions or events, the Change of Control occurs on the date of the last of such transactions or events.

(5)           It is the intention of the parties that no payment be made or benefit provided to Employee pursuant to this Agreement that would constitute an "excess parachute payment" within the meaning of Section 280G of the Code and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Corporation or the imposition of an excise tax on Employee under Section 4999 of the Code.  If the independent accountants serving as auditors for the Corporation on the date of a Change of Control (or any other accounting firm designated by the Corporation) determine that some or all of the payments or benefits scheduled under this Agreement, as well as any other payments or benefits on a Change of Control, would be nondeductible by the Company under Section 280G of the Code, then the payments scheduled under this Agreement will be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible.  The determination made as to the reduction of benefits or payments required hereunder by the independent accountants shall be binding on the parties. Employee shall have the right to designate within a reasonable period, which payments or benefits will be reduced; provided, however, that if no direction is received from Employee, the Corporation shall implement the reductions in its discretion.

Section 11.  Confidentiality/Nondisclosure.  Employee covenants and agrees that any and all information maintained as confidential by the Corporation concerning the customers, businesses and services of the Corporation of which he has knowledge or access as a result of his association with the Corporation in any capacity, shall be deemed confidential in nature and shall not, without  the proper written consent of the Corporation, be directly or indirectly used, disseminated, disclosed or published by Employee to third parties other than in connection with the usual conduct of the business of the Corporation.  Such information shall expressly include, but shall not be limited to, information concerning the Corporation's trade secrets, business operations, business records, customer lists or other confidential customer information.  Upon termination of employment Employee shall deliver to the Corporation all originals and copies of documents, forms, records or other information, in whatever form it may exist, concerning the Corporation or its business, customers, products or services.  This Section 10 shall not be applicable to any information which, through no misconduct or negligence of Employee, has previously been disclosed to the public by anyone other than Employee.

Section 12.  Covenant Not to Compete.  During the term of this Agreement and throughout any further period that he is an officer or employee of the Corporation, and for a period of twelve (12) months from and after the date that Employee is (for any reason) no longer employed by the Corporation or for a period of twelve (12) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by Employee, whichever is later, Employee covenants and agrees that he will not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, co-partner or in any other individual or representative capacity whatsoever: (i) engage in a Competitive Business anywhere within a ten (10) mile straight-line radius of any office operated by the Corporation on the date Employee’s employment terminates; or (ii) solicit, or assist any other person or business entity in soliciting, any depositors or other customers of the Corporation to make deposits in or to become customers of any other financial institution conducting a Competitive Business; or (iii) induce any individuals to terminate their employment with the Corporation or its Affiliates.  As used in this Agreement, the term “Competitive Business” means all banking and financial products and services that are substantially similar to those offered by the Corporation on the date that Employee’s employment terminates.  Except as otherwise expressly provided in Section 10(d)(3) of this Agreement, the parties intend that the covenants and restrictions in this Section 12 be enforceable against Employee regardless of the reason that his employment by the Corporation may terminate and that such covenants and restrictions shall be enforceable against Employee even if this Agreement expires after a notice of nonrenewal given by Employee or the Corporation under Section 2 of this Agreement.

Section 13.  Injunctive Relief, Damages, Etc.  Employee agrees that given the nature of the positions held by Employee with the Corporation, that each and every one of the covenants and restrictions set forth in Sections 10 and 11 above are reasonable in scope, length of time and are necessary for the protection of the significant investment of the Corporation in developing, maintaining and expanding its business. Accordingly, the parties hereto agree that in the event of any breach by Employee of any of the provisions of Sections 10 or 11 that monetary damages alone will not adequately compensate the Corporation for its losses and, therefore, that it may seek any and all legal or equitable relief available to it, specifically including, but not limited to, injunctive relief and Employee shall be liable for all damages, including actual and consequential damages, costs and expenses, including legal costs and actual attorneys' fees, incurred by the Corporation as a result of taking action to enforce, or recover for any breach of, Section 10 or Section 11. The covenants contained in Sections 10 and 11 shall be construed and interpreted in any judicial proceeding to permit their enforcement to the maximum extent permitted by law.

Section 14.  Binding Effect/Assignability.  This Employment Agreement shall be binding upon and inure to the benefit of the Corporation and Employee and their respective heirs, legal representatives, executors, administrators, successors and assigns, but neither this Agreement, nor any of the rights hereunder, shall be assignable by Employee or any beneficiary or beneficiaries designated by Employee.   The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business, stock or assets of the Corporation, by agreement in form and substance reasonably satisfactory to the Employee, to expressly assume and agree to perform this Agreement in its entirety. Failure of the Corporation to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to the compensation described in Section 10(d). As used in this Agreement, "Corporation" shall mean First National Corporation, a Virginia corporation, and any successor to its respective business, stock or assets as aforesaid which executes and delivers the agreement provided for in this Section 13 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

Section 15.  Governing Law.  This Employment Agreement shall be subject to and construed in accordance with the laws of Virginia.

Section 16.  Invalid Provisions.  The invalidity or unenforceability of any particular provision of this Employment Agreement shall not affect the validity or enforceability of any other provisions hereof, and this Employment Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

Section 17.  Notices.  Any and all notices, designations, consents, offers, acceptance or any other communications provided for herein shall be given in writing and shall be deemed properly delivered if delivered in person or by registered or certified mail, return receipt requested, addressed in the case of the Corporation to its registered office or in the case of Employee to his last known address.

Section 18.  Entire Agreement.

(a)  This Employment Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all other agreements, either oral or in writing, among the parties hereto with respect to the subject matter hereof.

(b)           This Employment Agreement may be executed in one or more counterparts, each of which shall be considered an original copy of this Agreement, but all of which together shall evidence only one agreement.

Section 19.  Amendment and Waiver.  This Employment Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto.  No waiver of any provision of this Employment Agreement shall be valid unless in writing and signed by the person or party to be charged.

Section 20.  Case and Gender.  Wherever required by the context of this Employment Agreement, the singular or plural case and the masculine, feminine and neuter genders shall be interchangeable.

Section 21.  Captions.  The captions used in this Employment Agreement are intended for descriptive and reference purposes only and are not intended to affect the meaning of any Section hereunder.

Section 22.  Code Section 409A.  This Employment Agreement is intended to satisfy the requirements of Code Section 409A, the 409A Regulations, and other guidance, including transition rules, issued thereunder.  Each provision and term of this Employment Agreement should be interpreted accordingly, but if any provision or term would be prohibited by or inconsistent with Code Section 409A, the 409A Regulations, or such other guidance, the parties agree that such provision or term may be amended to the extent necessary to comply with or qualify for an exemption from Code Section 409A, the 409A Regulations, and such other guidance, in a manner determined by independent counsel selected by the Corporation and reasonably acceptable to Employee.

Section 23. Regulatory Requirements.  Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Corporation (or any of its successors in interest) shall not be required to make any payment or take any action under this Agreement if:

(a)  such payment or action is prohibited by any governmental agency having jurisdiction over the Corporation or any of its subsidiaries (hereinafter referred to as “Regulatory Authority”) because the Corporation or any of its subsidiaries is declared by such Regulatory Authority to be troubled, insolvent, in default or operating in an unsafe or unsound matter; or

(b)  such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to the Corporation, including, without limitation, the Federal Deposit Insurance Act, as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.

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IN WITNESS WHEREOF, the Corporation has caused this Employment Agreement to be signed by its duly authorized officer and Employee has hereunto set his hand and seal on the 20th day of May, 2014.

FIRST NATIONAL CORPORATION

By:
Douglas C. Arthur
Chairman of the Board of Directors
ATTEST:

EMPLOYEE

(SEAL)
SCOTT C. HARVARD
ATTEST: